Exhibit 99.1

PRESS RELEASE
Investor Contact:
AngioDynamics, Inc.
Stephen Trowbridge, Executive Vice President & CFO
(518) 795-1408
AngioDynamics Reports Fiscal 2023 Third Quarter
Financial Results; Revises Guidance
Fiscal Year 2023 Third Quarter Highlights
•	Net sales of $80.7 million increased 9.1% compared to the prior-year quarter
o	Med Tech net sales of $22.9 million increased 16.6%
o	Med Device net sales of $57.8 million increased 6.4%
•	Gross margin of 50.2% decreased 200 basis points year over year
•	GAAP loss per share of $0.24 and adjusted loss per share of $0.03
Latham, New York, March 30, 2023 – AngioDynamics, Inc. (NASDAQ: ANGO), a leading and transformative medical technology company focused on restoring healthy blood flow in the body’s vascular system, expanding cancer treatment options and improving quality of life for patients, today announced financial results for the third quarter of fiscal year 2023, which ended February 28, 2023.
“We continued to make solid progress during the quarter executing on our strategic plan. Auryon, AlphaVac, NanoKnife, and our Med Device portfolio were bright spots during the third quarter, and while we experienced continued softness in AngioVac, we have taken steps to address the performance, and it remains an important driver for AngioDynamics’ growth,” commented Jim Clemmer, President and Chief Executive Officer of AngioDynamics, Inc. “While our quarterly results were softer than we would have liked, I am pleased with our continued operational improvements and expense discipline, which drove positive cash flow from operations during the quarter in the face of continued inflationary pressures. Our team remains committed to pursuing innovation and driving sustained growth in attractive end markets.”
Third Quarter 2023 Financial Results
Net sales for the third quarter of fiscal 2023 were $80.7 million, an increase of 9.1% compared to the prior-year quarter. Foreign currency translation did not have a significant impact on the Company's net sales in the quarter.
Med Tech net sales were $22.9 million, a 16.6% increase from the prior-year period. Med Tech includes the Auryon peripheral atherectomy platform, the thrombus management platform and the NanoKnife irreversible electroporation platform. Growth was driven by Auryon sales during the quarter of $10.4 million, which increased 42.8%, and NanoKnife sales of $4.1 million, which increased 5.4% compared to the third quarter of fiscal 2022. NanoKnife disposable sales were $3.5 million, which increased 22.2% compared to the third quarter of fiscal 2022. In addition, AlphaVac sales were $2.0 million, an increase of $1.3 million from a year ago, and AngioVac sales were $5.5 million, a decline of 15.7% compared to the third quarter of fiscal 2022.
Med Device net sales were $57.8 million, an increase of 6.4% compared to the prior-year period. Med Device sales growth was primarily driven by growth in angiographic catheters, ports, dialysis catheters and microwave products.
U.S. net sales in the third quarter of fiscal 2023 were $67.6 million, an increase of 8.3% from $62.4 million a year ago. International net sales were $13.1 million, an increase of 13.6% from $11.5 million a year ago.
Gross margin for the third quarter of fiscal 2023 was 50.2%, a decrease of 200 basis points compared to the third quarter of fiscal 2022. Gross margin for the Med Tech business was 64.6%, a decline of 150 basis points from the third quarter of fiscal 2022. Gross margin for the Med Device business was 44.5%, a decrease of 260 basis points compared to the third quarter of fiscal 2022. Gross margin was negatively impacted by inflationary pressures including increased costs for labor and raw materials.
The Company recorded a net loss of $9.5 million, or a loss per share of $0.24, in the third quarter of fiscal 2023. This compares to a net loss of $5.0 million, or a loss per share of $0.13, a year ago.
Excluding the items shown in the non-GAAP reconciliation table below, adjusted net loss for the third quarter of fiscal 2023 was $1.0 million, and adjusted loss per share was $0.03, compared to adjusted net income of $1.3 million and adjusted earnings per share of $0.03 in the prior-year period. Adjusted net income and adjusted earnings per share in the third quarter of fiscal 2022 included a $4.2 million, or $0.08 per share benefit, respectively, related to the reimbursement of certain expenses under the employee retention credit as part of the CARES Act.

Adjusted EBITDA in the third quarter of fiscal 2023, excluding the items shown in the reconciliation table below, was $4.3 million, compared to adjusted EBITDA of $6.7 million in the third quarter of fiscal 2022.
In the third quarter of fiscal 2023, the Company generated $1.4 million in operating cash, had capital expenditures of $0.7 million and had additions to Auryon placement and evaluation units of $1.5 million.
On February 28, 2023, the Company had $30.1 million in cash and cash equivalents, compared to $28.8 million in cash and cash equivalents on May 31, 2022. The Company had $25.0 million outstanding on the delayed-draw term loan and $25.0 million outstanding under its revolving credit facility at February 28, 2023.
Nine Months Financial Results
For the nine months ended February 28, 2023:
Net sales were $247.7 million, an increase of 8.1%, compared to $229.2 million for the same period a year ago.
Med Tech net sales were $70.2 million, a 25.1% increase from the prior year period. Med Device net sales were $177.5 million, an increase of 2.5% from the prior year period.
Gross margin decreased 40 basis points to 51.6% from 52.0% a year ago.
The Company’s net loss was $31.0 million, or a loss of $0.79 per share, compared to a net loss of $20.3 million, or a loss of $0.52 per share, a year ago.
Excluding the items shown in the non-GAAP reconciliation table, below, adjusted net loss was $3.2 million, with adjusted loss per share of $0.08, compared to adjusted net loss and adjusted loss per share of $0.4 million, and $0.01, respectively, a year ago. Adjusted net income and adjusted earnings per share for the nine months ended February 28, 2022 included a $4.2 million, or $0.08 per share benefit, respectively, related to the reimbursement of certain expenses under the employee retention credit as part of the CARES Act.
Adjusted EBITDA, excluding the items shown in the reconciliation table below, was $14.7 million, compared to $14.7 million for the same period a year ago.
Fiscal Year 2023 Financial Guidance
As a result of lower than anticipated AngioVac sales, management now expects the Company’s fiscal year 2023 net sales to be in the range of $338 million to $342 million, a decrease from its prior guidance of $342 million to $348 million. Management now expects gross margin to be approximately 51.0% to 52.0%, a decrease from its prior guidance of 52.5% to 54.5%, and adjusted earnings per share to be in the range of a loss of $0.06 to a loss of $0.01, a decrease from its prior guidance of earnings of $0.01 to $0.06. The adjusted earnings per share guidance is the result of higher than previously anticipated inflationary pressure combined with the lower AngioVac revenue.
Conference Call
The Company's management will host a conference call today at 8:00 a.m. ET to discuss its third quarter results.
To participate in the conference call, dial 1-877-407-0784 (domestic) or +1-201-689-8560 (international) and refer to the passcode 13737051.
This conference call will also be webcast and can be accessed from the “Investors” section of the AngioDynamics website at www.angiodynamics.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.
A recording of the call will also be available from 11:00 a.m. ET on Thursday, March 30, 2023, until 11:59 p.m. ET on Thursday, April 6, 2023. To listen to this recording, dial 1-844-512-2921 (domestic) or +1-412-317-6671 (international) and enter the passcode 13737051.
Use of Non-GAAP Measures
Management uses non-GAAP measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics' business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported adjusted EBITDA, adjusted net income and adjusted earnings per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics' performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics' underlying business. Management encourages investors to review AngioDynamics' financial results prepared in accordance with GAAP to understand AngioDynamics' performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics' financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics, Inc.
AngioDynamics is a leading and transformative medical technology company focused on restoring healthy blood flow in the body’s vascular system, expanding cancer treatment options and improving quality of life for patients.
The Company’s innovative technologies and devices are chosen by talented physicians in fast-growing healthcare markets to treat unmet patient needs. For more information, visit www.angiodynamics.com.
Safe Harbor
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics' expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms," "intends," "anticipates," "plans," "believes," "seeks," "estimates," “projects”, "optimistic," or variations of such words and similar expressions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ materially from AngioDynamics' expectations, expressed or implied. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the scale and scope of the COVID-19 global pandemic, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, infringement of AngioDynamics' technology or assertions that AngioDynamics' technology infringes the technology of third parties, the ability of AngioDynamics to effectively compete against competitors that have substantially greater resources, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions (including inflation, labor shortages and supply chain challenges including the cost and availability of raw materials), the results of on-going litigation, challenges with respect to third-party distributors or joint venture partners or collaborators, the results of sales efforts, the effects of product recalls and product liability claims, changes in key personnel, the ability of AngioDynamics to execute on strategic initiatives, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to obtain regulatory clearances or approval of its products, or to integrate acquired businesses, as well as the risk factors listed from time to time in AngioDynamics' SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2022. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, the NanoKnife System has received a 510(k) clearance by the Food and Drug Administration for use in the surgical ablation of soft tissue and is similarly approved for commercialization in Canada, the European Union and Australia. The NanoKnife System has not been cleared for the treatment or therapy of a specific disease or condition.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Feb 28, 2023	Feb 28, 2022	Feb 28, 2023	Feb 28, 2022
	(unaudited)		(unaudited)

Net sales	$80,712	$73,970	$247,678	$229,221
Cost of sales (exclusive of intangible amortization)	40,208	35,387	119,791	109,944
Gross profit	40,504	38,583	127,887	119,277
% of net sales	50.2%	52.2%	51.6%	52.0%

Operating expenses
Research and development	6,852	7,280	22,023	22,873
Sales and marketing	25,406	20,416	77,956	68,468
General and administrative	8,839	8,727	29,775	27,348
Amortization of intangibles	4,739	4,895	14,384	14,605
Change in fair value of contingent consideration	227	201	2,084	1,005
Acquisition, restructuring and other items, net	3,369	2,359	12,009	7,052
Total operating expenses	49,432	43,878	158,231	141,351
Operating loss	(8,928)	(5,295)	(30,344)	(22,074)
Interest expense, net	(736)	(173)	(1,801)	(503)
Other expense, net	—	(289)	(427)	(651)
Total other expense, net	(736)	(462)	(2,228)	(1,154)
Loss before income tax benefit	(9,664)	(5,757)	(32,572)	(23,228)
Income tax benefit	(179)	(799)	(1,597)	(2,947)
Net loss	$(9,485)	$(4,958)	$(30,975)	$(20,281)

Loss per share
Basic	$(0.24)	$(0.13)	$(0.79)	$(0.52)
Diluted	$(0.24)	$(0.13)	$(0.79)	$(0.52)

Weighted average shares outstanding
Basic	39,509	39,092	39,436	38,959
Diluted	39,509	39,092	39,436	38,959

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Loss to non-GAAP Adjusted Net Income (Loss):

	Three Months Ended		Nine Months Ended
	Feb 28, 2023	Feb 28, 2022	Feb 28, 2023	Feb 28, 2022
	(unaudited)		(unaudited)

Net loss	$(9,485)	$(4,958)	$(30,975)	$(20,281)

Amortization of intangibles	4,739	4,895	14,384	14,605
Change in fair value of contingent consideration	227	201	2,084	1,005
Acquisition, restructuring and other items, net (1)	3,369	2,359	12,009	7,052
Tax effect of non-GAAP items (2)	127	(1,190)	(655)	(2,817)
Adjusted net income (loss)	$(1,023)	$1,307	$(3,153)	$(436)

Reconciliation of Diluted Loss Per Share to non-GAAP Adjusted Diluted Earnings (Loss) Per Share:

	Three Months Ended		Nine Months Ended
	Feb 28, 2023	Feb 28, 2022	Feb 28, 2023	Feb 28, 2022
	(unaudited)		(unaudited)

Diluted loss per share	$(0.24)	$(0.13)	$(0.79)	$(0.52)

Amortization of intangibles	0.12	0.12	0.36	0.37
Change in fair value of contingent consideration	0.01	—	0.05	0.03
Acquisition, restructuring and other items, net (1)	0.08	0.07	0.32	0.18
Tax effect of non-GAAP items (2)	—	(0.03)	(0.02)	(0.07)
Adjusted diluted earnings (loss) per share	$(0.03)	$0.03	$(0.08)	$(0.01)

Adjusted diluted sharecount (3)	39,509	40,280	39,436	38,959

(1) Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.
(2) Adjustment to reflect the income tax provision on a non-GAAP basis has been calculated assuming no valuation allowance on the Company's U.S. deferred tax assets and an effective tax rate of 23% for the periods ended February 28, 2023 and 2022.

(3) Diluted shares may differ for non-GAAP measures as compared to GAAP due to a GAAP loss.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	Feb 28, 2023	Feb 28, 2022	Feb 28, 2023	Feb 28, 2022
	(unaudited)		(unaudited)

Net loss	$(9,485)	$(4,958)	$(30,975)	$(20,281)

Income tax benefit	(179)	(799)	(1,597)	(2,947)
Interest expense, net	736	173	1,801	503
Depreciation and amortization	7,787	7,367	23,175	21,566
Change in fair value of contingent consideration	227	201	2,084	1,005
Stock based compensation	1,803	2,352	8,177	7,789
Acquisition, restructuring and other items, net (1)	3,369	2,359	12,009	7,052
Adjusted EBITDA	$4,258	$6,695	$14,674	$14,687

Per diluted share:
Adjusted EBITDA	$0.11	$0.17	$0.37	$0.38

(1) Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three Months Ended					Nine Months Ended
	Feb 28, 2023	Feb 28, 2022	% Growth	Currency Impact	Constant Currency Growth	Feb 28, 2023	Feb 28, 2022	% Growth	Currency Impact	Constant Currency Growth

	(unaudited)					(unaudited)
Net Sales
Med Tech	$22,874	$19,612	16.6%			$70,193	$56,106	25.1%
Med Device	57,838	54,358	6.4%			177,485	173,115	2.5%
	$80,712	$73,970	9.1%	0.3%	9.4%	$247,678	$229,221	8.1%	0.4%	8.5%

Net Sales
United States	$67,620	$62,445	8.3%			$208,274	$192,259	8.3%
International	13,092	11,525	13.6%	1.6%	15.2%	39,404	36,962	6.6%	2.7%	9.3%
	$80,712	$73,970	9.1%	0.3%	9.4%	$247,678	$229,221	8.1%	0.4%	8.5%

GROSS PROFIT BY PRODUCT CATEGORY
(in thousands)
	Three Months Ended			Nine Months Ended
	Feb 28, 2023	Feb 28, 2022	% Change	Feb 28, 2023	Feb 28, 2022	% Change
	(unaudited)			(unaudited)
Med Tech	$14,774	$12,965	14.0%	$44,816	$37,060	20.9%
Gross profit % of sales	64.6%	66.1%		63.8%	66.1%

Med Device	$25,730	$25,618	0.4%	$83,071	$82,217	1.0%
Gross profit % of sales	44.5%	47.1%		46.8%	47.5%

Total	$40,504	$38,583	5.0%	$127,887	$119,277	7.2%
Gross profit % of sales	50.2%	52.2%		51.6%	52.0%

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Feb 28, 2023	May 31, 2022
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$30,111	$28,825
Accounts receivable, net	50,892	52,304
Inventories	63,532	51,392
Prepaid expenses and other	8,039	10,824
Total current assets	152,574	143,345
Property, plant and equipment, net	45,559	45,005
Other assets	10,729	10,963
Intangible assets, net	134,011	152,380
Goodwill	199,976	201,058
Total assets	$542,849	$552,751
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$35,600	$28,047
Accrued liabilities	21,775	34,842
Current portion of contingent consideration	9,877	8,783
Other current liabilities	2,380	2,652
Total current liabilities	69,632	74,324
Long-term debt	49,807	25,000
Deferred income taxes	13,490	16,037
Contingent consideration	9,182	8,165
Other long-term liabilities	3,083	4,736
Total liabilities	145,194	128,262
Stockholders' equity	397,655	424,489
Total Liabilities and Stockholders' Equity	$542,849	$552,751

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Nine Months Ended
	Feb 28, 2023	Feb 28, 2022	Feb 28, 2023	Feb 28, 2022
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(9,485)	$(4,958)	$(30,975)	$(20,281)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	7,838	7,406	23,316	21,682
Non-cash lease expense	635	613	1,883	1,822
Stock based compensation	1,803	2,352	8,177	7,789
Change in fair value of contingent consideration	227	201	2,084	1,005
Deferred income taxes	(227)	(862)	(1,752)	(3,121)
Change in accounts receivable allowances	168	(82)	560	(66)
Fixed and intangible asset impairments and disposals	57	148	144	245
Other	(274)	51	(317)	(27)
Changes in operating assets and liabilities:
Accounts receivable	1,778	(3,519)	759	(6,441)
Inventories	(423)	110	(12,254)	588
Prepaid expenses and other	3,539	(2,963)	(392)	(7,147)
Accounts payable, accrued and other liabilities	(4,266)	(7,288)	(7,109)	(11,802)
Net cash provided by (used in) operating activities	1,370	(8,791)	(15,876)	(15,754)
Cash flows from investing activities:
Additions to property, plant and equipment	(666)	(1,106)	(2,756)	(3,258)
Additions to placement and evaluation units	(1,480)	(1,487)	(4,922)	(8,676)
Cash paid in acquisition	—	—	(540)	(3,600)
Net cash used in investing activities	(2,146)	(2,593)	(8,218)	(15,534)
Cash flows from financing activities:
Proceeds from borrowings on long-term debt	—	—	70,000	5,000
Repayment of long-term debt	—	—	(45,000)	—
Deferred financing costs on long-term debt	—	—	(751)	—
Proceeds from exercise of stock options and employee stock purchase plan	941	966	1,171	2,354
Net cash provided by financing activities	941	966	25,420	7,354
Effect of exchange rate changes on cash and cash equivalents	89	17	(40)	(337)
Increase (decrease) in cash and cash equivalents	254	(10,401)	1,286	(24,271)
Cash and cash equivalents at beginning of period	29,857	34,291	28,825	48,161
Cash and cash equivalents at end of period	$30,111	$23,890	$30,111	$23,890